                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of Commission Only
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             TRUSTMARK CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[    ] Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                                     (LOGO)
                              TRUSTMARK CORPORATION

               Post Office Box 291 Jackson, Mississippi 39205-0291

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 10, 2001


TO THE SHAREHOLDERS:

         The annual meeting of the shareholders of Trustmark Corporation, a Mississippi corporation, will be held in Ballroom C of the Hilton Jackson, located at 1001 East County Line Road, Jackson, Mississippi 39211, on Tuesday, April 10, 2001, at 2:00 P.M., local time, for the following purposes:

        1. To elect a board of twenty-four directors to hold office for the ensuing year and until their successors are elected and qualified.

        2. To transact such other business as may properly come before the meeting.

         Only those shareholders of record at the close of business on February 16, 2001, shall be entitled to receive notice of the meeting and vote at the meeting.
         You are urged to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting. If you do attend the meeting, you may then revoke your proxy prior to the voting thereof. You may also revoke your proxy at any time prior to the voting thereof by written notice to the Secretary of Trustmark Corporation or by delivery to the Secretary of a subsequently dated proxy.

         BY ORDER OF THE BOARD OF DIRECTORS.

         /s/ T.H. Kendall III           /s/ Richard G. Hickson
         --------------------           ----------------------
         T.H. Kendall III               Richard G. Hickson
         Chairman                       President and Chief Executive Officer





Enclosures:  1.  Proxy
             2.  Business Reply Envelope
             3.  Annual Report

                                     (LOGO)
                              TRUSTMARK CORPORATION

               Post Office Box 291 Jackson, Mississippi 39205-0291

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                                 April 10, 2001

                                   I. GENERAL

         This proxy statement is being sent on or about March 9, 2001, in connection with the solicitation by the Board of Directors of Trustmark Corporation (Trustmark) of proxies for the annual meeting of shareholders to be held in Ballroom C of the Hilton Jackson, located at 1001 East County Line Road, Jackson, Mississippi 39211, on Tuesday, April 10, 2001, at 2:00 P.M., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the foregoing notice of annual meeting of shareholders.
         Any shareholder giving a proxy has the right to revoke it at any time prior to its exercise by written notice to the Secretary, by revocation at the meeting, or by delivery to the Secretary of a subsequently dated proxy. All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated in an otherwise properly executed proxy, it will be voted for the slate of directors proposed by the Board of Directors.
         Shareholders of record at the close of business on February 16, 2001, are entitled to notice of and to vote at the meeting in person or by proxy. A majority of the shares outstanding constitute a quorum. On the record date, Trustmark had outstanding 64,382,022 shares of common stock. Except in the election of directors, each share is entitled to one vote, and action on a matter is approved if the votes cast in favor of the action exceed the votes cast opposing the action. Abstentions are counted for purposes of determining a quorum, but are otherwise not counted.
         Solicitation of proxies will be primarily by mail. Employees of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact, but will not receive any additional compensation for doing so. Banks, brokers, trustees, and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.
         The Board of Directors is not aware of any additional matters which are likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board of Directors of Trustmark.

                            II. ELECTION OF DIRECTORS

         The following slate of twenty-four nominees has been proposed by the Board of Directors for election at the meeting. Shareholders wishing to make nominations to the Board of Directors must do so in accordance with the provisions of Article II, Section 10 of Trustmark's bylaws.
         The shares represented by the proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of twenty-four directors. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or by distributing this number of votes among any number of nominees. The proxies reserve the right, in their discretion, to vote cumulatively. If a shareholder withholds authority for one or more nominees and does not direct otherwise, the total number of votes the shareholder is entitled to cast will be distributed among the remaining nominees. Should any of these nominees be unable to accept the nomination, the votes which otherwise would have been cast for that nominee will be voted for such other persons as the Board of Directors shall nominate. Each director is elected to hold office until the next annual meeting of shareholders and until his successor is elected and qualified. The persons who will be elected to the Board of Directors will be the twenty-four nominees receiving the largest number of votes.

J. Kelly Allgood, Age 60, Principal Occupation - Retired President, Mississippi BellSouth, Director of Trustmark since 1991

Reuben V. Anderson, Age 58, Principal Occupation - Partner, Phelps Dunbar, L.L.P. (Attorneys), Director of Trustmark since 1980, Holds Directorships in The Kroger Company, BellSouth Corporation and Mississippi Chemical Corporation (1)

Adolphus B. Baker, Age 44, Principal Occupation - President and Chief Operating Officer, Cal-Maine Foods, Inc. since January 1997; Vice President, Marketing from June 1989 to January 1997 (Egg Processor), Director of Trustmark since 1999

John L. Black, Jr., Age 61, Principal Occupation - Chairman and Chief Executive Officer, The Waverley Group, Inc. (Owns and Manages Nursing Home Facilities), Director of Trustmark since 1990

William C. Deviney, Jr., Age 55, Principal Occupation - Chief Executive Officer, Deviney Construction Company, Inc. (Telecommunications Construction), Director of Trustmark since 1995

D.G.  Fountain,  Jr.,  Age  64,  Principal  Occupation, -  President,   Fountain
Construction Company, Inc. (Mechanical and Electrical Contractors), Director of Trustmark since 1980

C. Gerald Garnett, Age 56, Principal Occupation - Chief Executive Officer, Southern Farm Bureau Casualty Insurance Company and Southern Farm Bureau Property Insurance Company, Director of Trustmark since 1993

Richard G. Hickson, Age 56, Principal Occupation - President and Chief Executive Officer, Trustmark Corporation and Vice Chairman and Chief Executive Officer, Trustmark National Bank since May 1997; President and Chief Operating Officer, SouthTrust Bank of Georgia, N.A. from 1995 to May 1997, Director of Trustmark since 1997

Matthew L. Holleman III, Age 49, Principal Occupation - President and Chief Executive Officer, Mississippi Valley Gas Company (Natural Gas Distribution), Director of Trustmark since 1994

Gerard R. Host, Age 46, Principal Occupation - Treasurer, Trustmark Corporation since September 1995; President and Chief Operating Officer - Financial Services Group, Trustmark National Bank since September 1999; Executive Vice President and Chief Financial Officer from November 1995 to September 1999, Director of Trustmark since 1999

T. H. Kendall III, Age 64, Principal Occupation - President and General Manager, The Gaddis Farms, Inc. (Farming, Banking, Oil Production); Chairman of the
Board, Trustmark National Bank since February 1999; Chairman of the Board, Trustmark Corporation since April 1999, Director of Trustmark since 1971

Larry L. Lambiotte, Age 53, Principal Occupation - Co-Owner, Falco Lime, Inc. (Lime Sales), Director of Trustmark since 1995

(1) These are directorships with corporations having a class of securities pursuant to Section 12 of the Securities Exchange Act of 1934.

Dr. Frances Lucas-Tauchar, Age 44, Principal Occupation - President, Millsaps College since July 2000; Senior Vice President For Campus Life, Emory University from July 1992 to July 2000, Nominee in 2001

William Neville III, Age 60, Principal Occupation - President, The Rogue, Ltd. (Men's Retailer), Director of Trustmark since 1980

Richard H. Puckett, Age 46, Principal Occupation - President and Chief Executive
Officer,   Puckett  Machinery   Company   (Distributor  of  Heavy  Earth  Moving
Equipment), Director of Trustmark since 1995

William K. Ray, Age 64, Principal Occupation - President and Chief Executive Officer, Asbury Foundation of Hattiesburg, Inc. since 1999 (Public Educational/Cultural Foundation); Prior to 1999, President and Chief Executive Officer, Wesley Health System, LLC (Hospital and Health Care Holding Company), Director of Trustmark since 1998

Charles W. Renfrow, Age 54, Principal Occupation - President, Terry Investments, LLC since 1999 (Real Estate Investments); Prior to 1999, President, Renfrow Supply, LLC (Supplier of Commercial and Residential Construction Material) and President, Renfrow Insulation, LLC (Commercial and Residential Insulation), Director of Trustmark since 1995

Carolyn C. Shanks, Age 39, Principal Occupation - President and Chief Executive Officer, Entergy Mississippi since July 1999; Vice President - Finance and Administration, Entergy Nuclear from February 1997 to July 1999; Director of Business Services, Entergy Operations, Inc. from 1994 to 1997, Nominee in 2001

Harry  M. Walker,   Age   50,   Principal   Occupation  -  Secretary,  Trustmark
Corporation; President  and   Chief  Operating  Officer - General Banking Group,
Trustmark National Bank, Director of Trustmark since 1992

LeRoy G. Walker, Jr., Age 51, Principal Occupation - President, LTM, Inc. (McDonald's Restaurant Franchises), Director of Trustmark since 1995

Paul H. Watson, Jr., Age 62, Principal Occupation - President, Farmers   Tractor
Company, Inc., Director of Trustmark since 1989

Kenneth W. Williams, Age 59, Principal Occupation - President, Corinth/Tupelo Coca-Cola Bottling Co. since February 2000; Prior to February 2000, Secretary-Treasurer, Coca-Cola/Dr Pepper Operations of Corinth/Tupelo; President, Refreshments, Inc. (Industrial Vending and Catering), Director of Trustmark since 1998

Allen Wood, Jr., Age 57, Principal Occupation - Director, CPE - Mississippi, ITC^DeltaCom since August 1999 (Telecommunications); Prior to 1999, President and Chief Executive Officer, Scientific Telecommunications, Inc. (Telecommunications Equipment Sales and Service), Director of Trustmark since 1993

William G. Yates, Jr., Age 59, Principal Occupation - President and Chief Executive Officer, W.G. Yates & Sons Construction Co. (Commercial Contractor), Nominee in 2001

              III. VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On February 16, 2001, Trustmark had outstanding 64,382,022 shares of common stock, no par value, owned by approximately 5,000 shareholders. The following is certain information about shareholders beneficially owning more than five percent of the outstanding common stock of Trustmark.

 Name and Address        Amount and Nature of         Percent
of Beneficial Owner      Beneficial Ownership        of Class
--------------------     --------------------        --------
Robert M. Hearin             7,905,034                12.28%
 Foundation; Robert M.
 Hearin Support
 Foundation (1)
711 West Capitol Street
Jackson, MS 39207

(1) Includes 383,928 shares owned by the Robert M. Hearin Foundation, 2,956,862 shares owned by the Robert M. Hearin Support Foundation, 4,281,244 shares owned by Capitol Street Corporation, 273,000 shares owned by Bay Street Corporation and 10,000 shares owned by Mississippi Valley Gas Company. Capitol Street Corporation is a 100% owned subsidiary of Galaxie Corporation, which may be deemed to be controlled by the Robert M. Hearin Support Foundation. Does not include 508,854 shares held in the Mississippi Valley Gas Company pension plan, since Trustmark National Bank (the Bank) has voting and investment authority over these shares. Voting and investment decisions concerning shares beneficially owned by the Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation are made by the Foundations' trustees: Robert M. Hearin, Jr., Matthew L. Holleman III, Daisy S. Blackwell, E.E. Laird, Jr., Laurie H. McRee and Alan W. Perry.

                IV. OWNERSHIP OF EQUITY SECURITIES BY MANAGEMENT

         The following table reflects the number of Trustmark common shares beneficially owned by directors and nominees, each of the executive officers named in Section V and the directors and executive officers of Trustmark as a group. The persons listed have sole voting and investment authority for all shares except as indicated. Percent of outstanding shares of common stock owned is not shown where less than one percent.

                               Amount and              Percent of
                               Nature of              Outstanding
                               Beneficial              Shares of
                              Ownership of            Common Stock
     Name                     Common Stock               Owned
----------------              -------------           ------------
J. Kelly Allgood                 47,908 (1)
Reuben V. Anderson               20,861 (1)(2)
Adolphus B. Baker                   850 (1)
John L. Black, Jr.              462,250 (1)(2)
William C. Deviney, Jr.          11,850 (1)
D. G. Fountain, Jr.             129,050 (1)(3)
C. Gerald Garnett             1,436,767 (1)(4)             2.23%
Richard G. Hickson              114,237 (5)
Matthew L. Holleman III       7,947,662 (1)(6)            12.34%
Gerard R. Host                   71,253 (2)(7)
Fred A. Jones                   446,968 (1)(2)(8)
T. H. Kendall III               348,332 (1)(2)(9)
Larry L. Lambiotte               55,650 (1)
James S. Lenoir                   6,625 (10)
Dr. Frances Lucas-Tauchar           200
Donald E. Meiners                53,145 (1)(2)
William Neville III             152,450 (1)(11)
Richard H. Puckett              246,670 (1)(2)(12)
William O. Rainey                35,142 (13)
William K. Ray                    6,865 (1)
Charles W. Renfrow              298,532 (1)(2)
Carolyn C. Shanks                   200
Harry M. Walker                 120,013 (2)(7)
LeRoy G. Walker, Jr.              1,254 (1)
Paul H. Watson, Jr.               8,642 (1)(2)(14)
Kenneth W. Williams               9,835 (1)
Allen Wood, Jr.                  31,353 (1)(2)
William G. Yates, Jr.            15,521 (15)

Above named persons and
executive officers of
Trustmark as a group         12,080,085                   18.76%


(1) Includes 250 shares which the individual has the right to acquire through the exercise of options granted under Trustmark's 1997 Long Term Incentive Plan. Includes options which become exercisable in May 2001.

(2)  Includes shares owned by spouse and/or minor children.

(3) Includes 103,200 shares held in a charitable foundation for which nominee has shared voting and investment authority.

(4) Includes 1,355,102 shares owned by Southern Farm Bureau Casualty Insurance Company and 72,000 shares owned by Southern Farm Bureau Casualty Insurance Company Employee Retirement Plan and Trust for which nominee has shared voting and investment authority.

(5) Includes 110,222 shares which the nominee has the right to acquire through the exercise of options granted under Trustmark's 1997 Long Term Incentive Plan. Includes options which become exercisable in May 2001.

(6) Includes 42,378 shares owned by nominee and immediate family members and 7,905,034 shares as to which nominee has shared voting and investment authority as a result of serving as one of six trustees of the Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation, president and chairman of the board of Galaxie Corporation, president and director of Capitol Street Corporation and president and director of Bay Street Corporation. These shares are reported as beneficially owned by the Robert
     M. Hearin  Foundation  and the Robert M. Hearin  Support  Foundation  under
     Section III.

(7) Includes 47,222 shares which the nominee has the right to acquire through the exercise of options granted under Trustmark's 1997 Long Term Incentive Plan. Includes options which become exercisable in May 2001.

(8) Includes 34,722 shares owned by Columbus Manufacturers, Inc. and 9,336 shares owned by Quality Products, Inc., for which nominee has voting and investment authority. Also includes 149,136 shares owned in trusts for family members for which nominee's wife has voting and investment authority.

(9) Includes 87,136 shares held as trustee for which nominee has shared voting and/or investment authority. Also includes 112,056 shares owned by The Gaddis Farms, Inc. and 77,642 shares owned by Gaddis & McLaurin, Inc. for which nominee has voting authority.

(10) Includes 4,625 shares which the named individual has the right to acquire through the exercise of options granted under Trustmark's 1997 Long Term Incentive Plan. Includes options which become exercisable in May 2001.

(11) Includes 17,000 shares held by a corporation controlled by the nominee.

(12) Includes 90,000 shares owned by Puckett Machinery Company and 60,360 shares held by Puckett Machinery Company Profit Sharing Plan for which nominee has either sole or shared voting and investment authority.

(13) Includes 8,375 shares which the named individual has the right to acquire through the exercise of options granted under Trustmark's 1997 Long Term Incentive Plan. Includes options which become exercisable in May 2001.

(14) Includes 2,000 shares held in an estate for which nominee has voting and/or investment authority.

(15) Includes 8,245 shares held by a corporation controlled by the nominee.

               V. COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  Executive Compensation

         The following table sets forth the aggregate compensation for the last three fiscal years paid by Trustmark and the Bank to Trustmark's Chief Executive Officer and to the Bank's four highest compensated executive officers where compensation in the form of salaries and bonuses exceeded $100,000 in 2000.

                                                             Long Term
                                   Annual Compensation      Compensation
                                   -------------------      ------------
                                                             Securities
     Name and                                                Underlying   All Other(1)
 Principal Position             Year    Salary      Bonus      Options    Compensation
-------------------------       ----   --------   --------   -----------  ------------
Richard G. Hickson              2000   $499,375   $423,743     46,500      $  6,239
President and Chief             1999    485,000    485,000     42,000         6,670
Executive Officer,              1998    440,000    350,000     38,000         2,376
Trustmark Corporation;
Vice Chairman and Chief
Executive Officer,
Trustmark National Bank

Harry M. Walker                 2000   $231,708   $148,735     18,500      $  6,239
Secretary, Trustmark            1999    225,000    172,835     16,500         6,670
Corporation; President          1998    205,000    130,000     15,000         6,669
and Chief Operating
Officer - General Banking
Group, Trustmark National
Bank

Gerard R. Host                  2000   $231,708   $151,441     18,500      $  6,239
Treasurer, Trustmark            1999    217,917    171,436     16,500         6,670
Corporation; President          1998    192,000    125,000     15,000         6,669
and Chief Operating
Officer - Financial
Services Group, Trustmark
National Bank

James S. Lenoir                 2000   $164,600   $ 61,714      7,500          N/A
Executive Vice                  1999    127,282     57,958      5,500          N/A
President and Chief             1998      N/A        N/A         N/A           N/A
Risk Officer, Trustmark
National Bank

William O. Rainey               2000   $159,313   $ 62,224      7,500      $  6,044
Executive Vice                  1999    155,000     66,102      5,500         6,670
President and Chief             1998    147,500     50,000      5,000         6,669
Banking Officer,
Trustmark National Bank

(1)  All other compensation represents contributions to the Bank's 401(k) plan.

Option Grants During 2000 and Potential Realizable Values

     The following table sets forth as to each named executive officer, information with respect to option grants during 2000 and the potential realizable value of such option grants assuming a 5% and 10% compounded annual rate of appreciation in the value of Trustmark's shares. The 5% and 10% assumed rates of growth are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions and other factors such as Trustmark's performance. Options granted during 2000 vest in four annual installments.

                Individual Option Grants in the Last Fiscal Year
---------------------------------------------------------------------------------------
                                                                         Potential
                                                                    Realizable Value at
                                                                    Assumed Annual Rate
                                 % of        (1)                      of Appreciation
                     Options   Options     Exercise                   for Option Term
                     Granted   Granted     Price Per   Expiration   -------------------
      Name           in 2000   in 2000     Share ($)     Date          5.0%     10.0%
------------------   -------   -------   -----------   ----------   --------   ----------
Richard G. Hickson    46,500    13.71%    $18.0621      5/09/2010   $528,201   $1,338,565
Harry M. Walker       18,500     5.45%     18.0621      5/09/2010    210,144      532,547
Gerard R. Host        18,500     5.45%     18.0621      5/09/2010    210,144      532,547
James S. Lenoir        7,500     2.21%     18.0621      5/09/2010     85,194      215,898
William O. Rainey      7,500     2.21%     18.0621      5/09/2010     85,194      215,898

(1) On the date of the grants, the exercise price of all options was equal to the closing price of Trustmark's common shares on the NASDAQ market.

Option Exercises and Holdings

         The following table reflects the number and value of stock options owned by the named executive officers at December 31, 2000. No options were exercised during 2000.

                          Fiscal Year End Option Values
--------------------------------------------------------------------------------
                                                        In-the-Money Options
                       Options at Fiscal Year End        at Fiscal Year End
                       --------------------------    ---------------------------
                       Exercisable  Unexercisable    Exercisable  Unexercisable
                       -----------  -------------    -----------  -------------
 Richard G. Hickson      68,186        114,314         $313,685      $104,562
 Harry M. Walker         30,811         49,189          168,046        56,016
 Gerard R. Host          30,811         49,189          168,046        56,016
 James S. Lenoir          1,375         11,625                0             0
 William O. Rainey        3,875         14,125                0             0

Pension Plan

         The Bank maintains a noncontributory pension plan (the Plan) for employees who are 21 years or older and who have completed one year of service with a prescribed number of hours of credited service. The following table specifies the estimated benefits payable upon retirement under the Plan to persons in the following remuneration and years of service classifications:


10 Year Average          YEARS OF CREDITED SERVICE
Annual Earnings    15       20       25       30       35
---------------  -------  -------  -------  -------  -------
    $ 50,000     $12,674  $16,898  $21,123  $25,347  $29,572
      75,000      20,736   27,648   34,560   41,472   48,384
     100,000      28,799   38,398   47,998   57,597   67,197
     125,000      36,861   49,148   61,435   73,722   86,009
     150,000      44,924   59,898   74,873   89,847  104,822
     200,000      51,374   68,498   85,623  102,747  119,872

         Years of credited  service for the highest paid executives are: Richard
G. Hickson - 4 years, Harry M. Walker - 29 years, Gerard R. Host - 17 years, William O. Rainey - 19 years, James S. Lenoir - 2 years.
         Benefits payable under the Plan are based on a formula that takes into account the individual's average compensation over the highest consecutive ten-year period and the number of years of credited service. Average compensation consists of W-2 taxable income adjusted for employee contributions to 401(k) and cafeteria plans, as well as excess group term life insurance, automobile allowance, moving expenses and any severance pay. For 2000, the maximum benefit was $135,000 and maximum covered compensation was $170,000. The table assumes that the entire service period was completed under the new benefit formula that is effective for service on or after January 1, 1989. Amounts payable pursuant to the Plan are not subject to deduction for Social Security.

Deferred Compensation Plan

         The Bank provides executive officers with the right to participate in a defined benefit deferred compensation plan pursuant to which the Bank is obligated to provide participants certain retirement and death benefits. Benefits following normal retirement equal 50% of covered salary payable for life, but not less than 10 years. Should a participant die prior to normal retirement, the beneficiary receives a death benefit equal to specified percentages of covered salary for a period of up to 10 years. Life insurance contracts have been purchased which may be used to fund payments under the plan.

Employment and Termination of Employment Agreements

         Mr. Hickson entered into an employment agreement effective May 13, 1997, which provides for his employment as President and Chief Executive Officer of Trustmark. The agreement provides for a base salary of not less than $400,000, a bonus up to 100% of base salary, certain stock options and customary employee benefits. Trustmark is obligated to make certain payments to Mr. Hickson in the event his contract is terminated or in the event he resigns for "Good Reason", within three years after a change in control of Trustmark. The amount payable is the sum of his salary immediately prior to the change and the highest annual bonus earned in any of the three years preceding the change, multiplied by 3.0. In addition, Trustmark is required to provide certain employee benefits for a period of years equal to the severance multiple shown above, reduced by any employee benefits received from later employment. Previously granted stock options which have not vested, shall vest immediately.
         If, without a change in control, Trustmark terminates Mr. Hickson for a reason other than for cause, death, disability or retirement, Trustmark is obligated to pay Mr. Hickson an amount equal to the product of 1.5 times the sum of his annual salary and "Target" bonus of 50% of annual compensation for the year in which the termination occurs. Mr. Hickson will also be entitled to certain employee benefits for a period of 18 months following the termination, reduced by any employee benefits received from later employment.
         In December 1997, Trustmark entered into agreements with Harry M. Walker and Gerard R. Host which provide for certain payments to these individuals in the event their employment is terminated or if they resign for "Good Reason" within two years after a change in control of Trustmark. The amount payable is the sum of the product of the individual's salary immediately prior to the change in control and the highest annual bonus earned in the two years preceding the change in control, multiplied by 2.0. Trustmark is required to continue certain employee benefits for the two year period following the termination or resignation, reduced by any employee benefits received from later employment. Any previously granted unvested stock options vest as of the date of termination or resignation.

Compensation Committee Report on Executive Compensation

         The purpose of Trustmark's Executive Compensation Committee, which held five meetings in 2000, is to determine the compensation of Trustmark's Chief Executive Officer (CEO), as well as review and approve the compensation of other executive officers as recommended by the CEO. Compensation includes salary, bonuses, and stock options.
         Compensation of Chief Executive Officer in 2000: In establishing Mr. Hickson's salary, the committee principally considered the salaries of chief executive officers in comparable financial institutions. Also, the committee considered Mr. Hickson's performance and contributions to Trustmark.
         During 1999, Trustmark implemented a performance-based bonus program. Mr. Hickson's bonus was determined based upon the performance-based bonus program and was measured on individual management effectiveness and corporate performance with regard to net income, efficiency ratio, return on equity and earnings per share growth. In measuring corporate performance, actual performance was measured against profit plan performance targets established at the beginning of the year.
         In 2000, Mr. Hickson was awarded options to purchase 46,500 shares of Trustmark's stock at $18.0621 per share, which was the market price of such shares on the date awarded. The number of options granted was designed to provide Mr. Hickson with additional incentive-based compensation equal to 60% of Mr. Hickson's base salary.
         Compensation of Other Executive Officers in 2000: In establishing the salaries of Trustmark's executive officers, the committee considered the recommendations of the CEO, which are principally based on compensation levels at comparable financial institutions.

         Bonuses awarded to executive officers in 2000 were allocated from a total bonus pool of $3.9 million awarded to all employees. The framework of the three tier performance-based bonus program implemented in 1999, which measures performance goals, was used to determine bonuses paid to executive officers. The performance goals measure corporate performance, line of business performance and individual management effectiveness.
         In 2000, the committee awarded a total of 339,250 stock options pursuant to Trustmark's 1997 Long Term Incentive Plan. Options are designed to provide additional incentive-based compensation to participants. The number of options granted is generally designed to comprise specified percentages of the participants' base salaries. The percentage varies with levels of job responsibility.
                                       Executive Compensation Committee
                                       --------------------------------
                                       C. Gerald Garnett, Chairman
                                       D.G. Fountain, Jr.
                                       Matthew L. Holleman III
                                       T.H. Kendall III
                                       William Neville III

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The Executive Compensation Committee is composed of the persons identified above. During 2000, no executive officer of Trustmark or any of its subsidiaries served as a member of the compensation committee (or other board or committee performing similar functions) or the board of directors of another entity, one of whose executive officers served on the Executive Committee or the Board of Directors of Trustmark.

Compensation of Directors

        Directors' meetings of Trustmark are held in conjunction with meetings of the Board of Directors of the Bank. Eleven meetings of the Board of Directors were held during 2000. Of those directors serving during 2000, none attended fewer than 75% of the aggregate number of meetings of the Board and the committees of which they were members. During 2000, the Chairman of the Board received $4,250 per month; all members of the Executive Committee were paid $2,125 per month; and all other directors and each committee chairman received $1,000 and $1,250, respectively, for each board meeting attended. Members of the Board of Directors who are salaried officers of Trustmark or the Bank do not receive additional compensation for service on the board.
        Trustmark provides nonemployee directors the opportunity to participate in a deferred fee plan pursuant to which participants may defer up to 100% of fees to fund a portion of the cost of specified death and retirement benefits. Trustmark has purchased life insurance policies on the directors to fund this plan over the long term.
        In February 2000, the Board of Directors amended the Trustmark Corporation 1997 Long Term Incentive Plan to provide for the issuance of options to directors. The amendment did not increase the number of options authorized under this plan. On May 9, 2000, each director, other than those who are salaried officers of the Bank, received an option grant of 1,000 shares. These options vest over a four-year period and expire in 2010.

  Performance Graph

          The following graph compares Trustmark's annual percentage change in cumulative total return on common shares over the past five years with the cumulative total return of companies comprising the NASDAQ market value index and the MG Industry Group 413. The MG Industry Group 413 is an industry index prepared by Media General Financial Services and consists of 60 regional bank holding companies located in the Southeast United States.
          This presentation assumes that $100 was invested in shares of the relevant issuers on December 31, 1995, and that dividends received were immediately invested in additional shares. The graph plots the value of the initial $100 investment at one-year intervals.

                        FIVE YEAR CUMULATIVE TOTAL RETURN

    ----------------------FISCAL YEAR ENDING-------------------------
    COMPANY        1995     1996     1997     1998     1999     2000
    -----------------------------------------------------------------
    Trustmark       100    114.57   212.04   211.01   205.52   205.33
    MG-SE Banks     100    127.65   220.89   210.37   174.97   178.63
    NASDAQ Market   100    124.27   152.00   214.39   378.12   237.66

         Trustmark has changed its industry index from the KBW 50 used in previous years to the MG Industry Group 413. The KBW 50 is an industry index prepared by Keefe, Bruyette and Woods, Inc. and consists of 50 bank holding companies, including all money-center and most major regional bank holding companies. Due to the disparity in market capitalization levels, management believes that the MG Industry Group 413 is a better industry index for Trustmark based on geographic location, asset size and market capitalization levels. The table below illustrates Trustmark's annual percentage change in cumulative total return on common shares over the past five years with the cumulative total return of companies comprising the MG Industry Group 413 and the KBW 50.

     ----------------------FISCAL YEAR ENDING-------------------------
     COMPANY        1995     1996     1997     1998     1999    2000
     -----------------------------------------------------------------
     Trustmark       100    114.57   212.04   211.01   205.52   205.33
     MG-SE Banks     100    127.65   220.89   210.37   174.97   178.63
     KBW 50          100    141.46   206.80   223.91   216.14   259.50

                        VI. TRANSACTIONS WITH MANAGEMENT

         No executive officer, director, nominee, their related entities or their immediate family members have been indebted to Trustmark, or any subsidiaries, other than the Bank, at any time since January 1, 2000. In the ordinary course of business, the Bank and its subsidiaries have had, and expect to have in the future, banking and securities brokerage transactions (including loans, repurchase transactions, reverse repurchase transactions and other routine transactions) in excess of $60,000 with executive officers, directors, nominees, related entities and immediate family members. Such transactions are made on substantially the same terms, including, in the case of loans, interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. None of the loans involved more than the normal risks of collectibility and presented no other unfavorable features.
         Reuben V. Anderson is a partner in the law firm of Phelps Dunbar, L. L.
P. For the year 2000, the law firm of Phelps Dunbar, L.L.P., was retained by Trustmark or the Bank on various legal matters and it is anticipated that this firm will be retained during 2001.
         During 2000, the Bank engaged in business relationships with various entities in which members of the Board of Directors have direct and indirect interests. None of these relationships were considered material to the Bank or such entity.

          VII. SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Directors, certain officers of Trustmark and its subsidiaries and holders of more than 10% of Trustmark's outstanding shares are required to file reports under Section 16 of the Securities Exchange Act of 1934. Federal regulations require disclosure of any failures to file these reports on a timely basis. Trustmark believes that during 2000, its officers, directors and greater than 10% beneficial owners complied with all filing requirements.

                          VIII. AUDIT COMMITTEE REPORT

Audit Committee Report

         Trustmark's Audit Committee, which conducts the usual and necessary activities in connection with the audit functions of Trustmark, held eleven meetings during 2000. The committee reviewed and discussed with management and Arthur Andersen LLP (AA), the audited financial statements as of and for the year ended December 31, 2000. The committee also discussed with AA the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The committee received the written disclosures and the letter from AA required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with AA their independence. Based on this review, the committee recommended to the Board of Directors that the audited financial statements be included in Trustmark's Annual Report on Form 10-K for the year ended December 31, 2000.

Audit Fees

         The Audit Committee considered whether the provision of nonaudit services by AA is compatible with maintaining auditor independence. The following fees were paid to AA during fiscal 2000 for services in the following categories and amounts:

          Audit Fees                                     $181,900
          Financial Information System Fees                     0
          Other Fees                                       70,250
                                                         --------
          Total                                          $252,150
                                                         ========

Independent Public Accountants

         It is the intention of the Board of Directors to employ the services of AA, auditors for Trustmark during the most recently completed fiscal year, as independent accountants for Trustmark for the year 2001. Representatives of AA are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate and proper questions during the period generally allotted for questions at the meeting.

Audit Committee Charter

         During 2000, the Board of Directors adopted a written charter which sets forth the purposes of the Audit Committee. A copy of the charter is attached as Exhibit A to this proxy statement. The listing agreement executed by Trustmark to enable its shares to be traded on the NASDAQ system requires that a majority of the members of the Audit Committee be independent directors. All of the members of Trustmark's Audit Committee are independent directors.

                                       Audit Committee
                                       ---------------
                                       J. Kelly Allgood, Chairman
                                       Harry H. Bush
                                       Fred A. Jones
                                       Richard H. Puckett
                                       William K. Ray
                                       Paul H. Watson, Jr.
                                       Kenneth W. Williams
                                       Allen Wood, Jr.

                          IX. PROPOSALS OF SHAREHOLDERS

         Shareholders may submit proposals to be considered at the 2002 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission. Any shareholder proposals must be submitted to the Secretary of Trustmark no later than November 9, 2001, in order to be considered for inclusion in Trustmark's proxy materials for the 2002 Annual Meeting.

         BY ORDER OF THE BOARD OF DIRECTORS.

         /s/ T.H. Kendall III               /s/ Richard G. Hickson
         --------------------               ----------------------
         T.H. Kendall III                   Richard G. Hickson
         Chairman                           President and Chief Executive
                                            Officer

                                   APPENDIX I

                                   PROXY CARD
                              TRUSTMARK CORPORATION
                               POST OFFICE BOX 291
                        JACKSON, MISSISSIPPI 39205-0291

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on April 10, 2001.

The undersigned, having received Notice of Meeting and Proxy Statement dated March 9, 2001, appoint D. G. Fountain, Jr., T. H. Kendall III and William Neville III and each or any of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the Common Stock of Trustmark Corporation which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Corporation to be held on April 10, 2001, in Ballroom C of the Hilton Jackson, located at 1001 East County Line Road, Jackson, Mississippi, at 2:00 P.M., local time, and any adjournment thereof, as follows:

Election of Directors

J. Kelly Allgood, Reuben V. Anderson, Adolphus B. Baker, John L. Black, Jr., William C. Deviney, Jr., D.G. Fountain, Jr., C. Gerald Garnett, Richard G. Hickson, Matthew L. Holleman III, Gerard R. Host, T.H. Kendall III, Larry L. Lambiotte, Frances Lucas-Tauchar, William Neville III, Richard H. Puckett, William K. Ray, Charles W. Renfrow, Carolyn C. Shanks, Harry M. Walker, LeRoy G. Walker, Jr., Paul H. Watson, Jr., Kenneth W. Williams, Allen Wood, Jr., and William G. Yates, Jr.

Management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with the decision of the Board of Directors.

SEE REVERSE SIDE

(X) Please mark your vote as in this example

When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is made, or if any other matter properly comes before the meeting for which no choice has been specified, the shares will be voted in accordance with the recommendation of the Board of Directors. Unless authority is withheld as to a particular nominee, the proxy will be voted for each nominee listed. The undersigned hereby authorizes the proxies, in their discretion, to vote the undersigned's shares cumulatively.

1.   Election of Directors (see reverse)

     (   ) FOR all nominees

     (   ) WITHHOLD all nominees

     (   ) FOR, EXCEPT vote withheld from the following nominee(s):

           --------------------------------------------------------


Please sign exactly as name appears. When shares are held as joint tenants, both are requested to sign. Trustees, attorneys, executors, administrators, guardians, and others signing in a representative capacity should indicate the capacity in which they sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature                                                Date
          --------------------------------------              ------------------

Signature                                                Date
          --------------------------------------              ------------------

Please mark, sign, date and return proxy card promptly using the enclosed envelope.

DETACH CARD                                                          DETACH CARD

                                     (LOGO)
                                    EXHIBIT A

                              TRUSTMARK CORPORATION
                             AUDIT COMMITTEE CHARTER

         The Audit  Committee  is a  committee  of the Board of  Directors.  Its primary function is to assist the Board in fulfilling its oversight responsibilities by monitoring Trustmark's financial reporting process, the systems of internal controls which management and the Board of Directors have established, and the audit process. The committee is neither intended nor equipped to guarantee with certainty to the full Board and shareholders the accuracy and quality of Trustmark's financial statements and accounting practices. Proper financial reporting, accounting, and audit functions are collaborative efforts conducted by full-time professionals dedicated to these purposes. The committee oversees the work of the others involved in the financial reporting process-management, including the internal auditor, and the independent accountant - and assesses practices and safeguards, and encourages procedures that promote accountability on the part of the full-time professionals.
         Audit Committee members shall meet the requirements of the National Association of Securities Dealers, Inc. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including Trustmark's balance sheet, income statement and cash flow statement and at least one member of the committee shall have accounting or related financial management expertise.
         Audit Committee members shall be appointed by the Board of Directors on recommendation of the Nominating Committee. If an Audit Committee chairperson is not designated or present, the members of the committee may designate a chairperson by majority vote of the committee membership.
         The committee shall meet at least six times annually, or more frequently as circumstances dictate. The Audit Committee chairperson shall prepare and/or approve an agenda in advance of each meeting. The committee shall meet privately at least annually with management, the director of the internal auditing department, the independent accountants, and as a committee to discuss any matters that the committee or each of these groups believe should be discussed. The committee shall provide an open avenue of communication between the internal auditors, the independent accountant, management, and the Board of Directors.
         The committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

         The Audit Committee's responsibilities include:

I.   Oversight of Trustmark's Audit Activities

A. Recommend to the Board of Directors the independent accountants to be nominated, approve the compensation of the independent accountants, evaluate the independent accountants; and where appropriate, replace the independent accountants.

B. Instruct the independent accountants that they are ultimately accountable to the Board of Directors and the Audit Committee.

C. Assure the objectivity and the independence of the internal auditor and the independent accountants, including a review of management consulting services and related fees provided by the independent accountants. Inquire of any other relationships that the independent accountants might have that would impair their independence. Obtain from the independent accountants written disclosures required by the Independence Standards Board.

D.   Review  and   concur  in  the   appointment,   replacement,   reassignment,
     performance, or dismissal of the director of internal auditing.

E. Consider, in consultation with the independent accountants and the director of internal auditing, the audit scope and plan of the internal auditors and the independent accountants. Review the independent accountants' engagement letter.

F. Review with the director of internal auditing and the independent accountants the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

G.   Consider and review with management and the director of internal auditing:

1. Significant findings during the year and management's responses thereto (including the status of previous audit recommendations).

2. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

3.   Any changes required in the planned scope of their audit plan.

4.   The internal auditing department budget and staffing.

5.   The internal auditing department charter.

6.   Internal   auditing's   compliance   with  The  IIA's   Standards  for  the
     Professional Practice of Internal Auditing.

H.   Inquire  of  management,   the  director  of  internal  auditing,  and  the
     independent accountants about significant risks or exposures and assess the steps that management has taken to minimize such risks to Trustmark.

I. Consider and review with the director of internal auditing and the independent accountants the adequacy of Trustmark's internal controls including computerized information system controls and security.

II.  Oversight of Financial Reporting

A. Review with management and the independent accountants at the completion of the annual examination:

1.   Trustmark's annual financial statements and related footnotes.

2. The independent accountants' audit of the financial statements and his or her report thereon.

3. Any significant findings during the year and management's responses thereto, including the status of previous audit suggestions.

4. Any significant changes required in the independent accountants' audit plan.

5. Any serious difficulties or disputes with management encountered during the course of the audit.

6. Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

B. Advise management and the independent accountants that they are expected to provide a timely analysis of significant current financial reporting issues and practices.

C. Provide that management and the independent accountants discuss with the audit committee their judgements about the quality, not just the acceptability, of Trustmark's accounting principles as applied in its financial reporting. Inquire as to the consistency of Trustmark's accounting principles and their application, and the clarity and completeness of Trustmark's financial statements, which include related disclosures. Inquire regarding items that have a significant impact on the representational faithfulness, verifiability, and neutrality of the accounting information included in the financial statements.

D.   Discuss  any  items  required  to  be   communicated   by  the  independent
     accountants prior to filing interim financial statements.

E. Review annually with general counsel legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports or inquiries received from regulators or other governmental agencies.

F. Submit reports as required by the Securities and Exchange Commission and/or the National Association of Securities Dealers.

III. Other Audit Committee Responsibilities

A. Annually review a summary of directors' and officers' related transactions and potential conflicts of interest.

B. Review annually with the director of internal auditing and the independent accountants the results of their review of Trustmark's monitoring of compliance with Trustmark's code of conduct.

C. Consider with management and the independent accountants the rationale for employing audit firms other than the principal independent accountant.

D. Maintain minutes and report periodically committee actions to the Board of Directors with such recommendations as the committee may deem appropriate.

E.   Periodically perform a self-assessment of audit committee performance.

F. Perform such other functions as assigned by law, Trustmark's charter or bylaws, or the Board.

G. Review and reassess the adequacy of the committee's charter annually. The charter shall be approved by the Board of Directors and published at least every 3 years in accordance with SEC regulations.